[ EXHIBIT 99.1 - PRESS RELEASE ]


     International Star, Inc. Announces Re-capitalization, Approval of a Stock Option and Restricted Stock Plan and the Election of the Board of Directors for calendar year 2005.


For Immediate Release

HENDERSON, Nev./EWORLDWIRE/Dec. 23, 2004 --- International Star, Inc. (Pink
Sheets: ISRI) today announced that it has by taking the written consents of shareholders holding a majority of the shares eligible to vote on such matters increased the authorized capitalization of the Company, approval a Stock Option and Restricted Stock Plan and announced the election of its Board of Directors. Actions were taken in lieu of a meeting of shareholders, as authorized by NRS 78.320.


Total Authorized Capital Stock Increased to 780 Million Shares of Common Stock and 20 Million Shares of Undesignated Preferred Stock

Having deemed the current capitalization inadequate to meet the future needs of the corporation; and to ensure the Company has capital stock available in the future for issue for legitimate corporate purposes; the Company has amended its Articles of Incorporation as follows:
Article the Fourth is amended to read as follows: Effective December 24, 2004

          "The total authorized capital stock of the corporation shall be Seven Hundred Eighty Million (780,000,000) shares of $.001 par value Common Stock, all of which shall be entitled to voting power when issued, and Twenty Million (20,000,000) shares of undesignated preferred stock. The Board of Directors may issue authorized shares of common and preferred stock from time to time without action by the shareholders, at such consideration as may from time to time be set by the Board of Directors. The Board of Directors may issue such shares of common and preferred stock in one or more series, at such price and in such number of each series with such voting powers, designations, preferences, and rights or qualifications or restrictions thereof as shall be stated in the resolution or resolutions adopted by them."

Stock Option and Restricted Stock Plan Approved

The Company announced today that eighteen million (18,000,000) shares of the authorized but unissued Common Stock (the "Shares") of the Corporation be reserved for issuance pursuant to the terms and conditions of the Plan currently under consideration by its Board of Directors.

Board of Directors Announced For 2005

The Company announced the following individuals have been elected Directors of the Corporation beginning as of January 1, 2005, to serve for one year or until their successors are elected and qualified: Robert L. Hawkins, Denny Cashatt, Kamal Alawas and Hassan Alaeddine.